Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2006, accompanying the financial statements and schedule included in the Annual Report on Form 10-K of SRI/Surgical Express, Inc. for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SRI/Surgical Express, Inc. on Forms S-8 (File No. 333-31911, effective July 23, 1997; File No. 333-67618, effective August 15, 2001; File No. 333-67626, effective August 15, 2001; and File No. 333-123616 effective March 28, 2005).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 20, 2006